Exhibit 99.1
February 15, 2008

What is Mediware’s estimated market share in both the blood and medication management industries?  Has this market share increased or decreased over the past year?
As you know, Mediware is a “best of breed” vendor.  We develop, market, license and implement clinical management information systems for the management of medication and blood in hospitals, blood centers and long-term care and behavioral health facilities.  Additionally, with the acquisition of IMS, Mediware provides services focused on the recruitment of blood and blood products in the blood and plasma donor markets.  Mediware markets its blood management products primarily in the United States.  We market our medication management products in the United States and the United Kingdom.
On the Blood Management side of our business, we have licensed our HCLL™ Transfusion product for use at over 300 hospital sites. In addition, our LifeTrak® solution supports more than 65 blood center and large hospital based donor facilities and the IMS solutions extend our reach to 32 of the approximately 100 stand-alone blood donor centers in the United States.
Our medication management software products have been licensed for use at approximately 250 sites in the United States and for use at more than 250 sites in the United Kingdom.  More than 50 of the medication management customer sites in the United States are long-term care or behavioral health facilities, which we believe is an important market segment for the growth of our MediMAR® software product.
As you can see, we have a large number of products that address a number of very different markets.  Generally, we believe we are the leading “best of breed” vendor in the markets we serve.  However, competition in our industry and markets is intense and it is not always easy to measure the relative size of these markets.  As a result, it is important for Mediware to continually evaluate the markets we are serving to ensure that we are focusing our marketing and sales efforts on the opportunities that provide Mediware the best opportunity to win.  In fact, one of my early projects at Mediware has been to consider the markets we are serving with our products to help ensure that we are focusing our efforts in a manner that can maximize our results and increase our market share where we are best suited for success.
Who are the main competitors in the blood management market?
The blood management products compete primarily with vendors of laboratory information systems that provide a blood bank subsystem as part of their laboratory product, as well as other companies that market stand-alone blood bank systems. ..  We believe these competitors include: Cerner, McKesson, and Meditech, which are catalog vendors, and Sunquest, Global Med Technologies and SCC Soft, which are lab or blood bank vendors.
On the blood donor side of the business, we compete against several of the companies listed above as well as: Haemontics, Blood Bank Computer Services Company, MAK Software and others.
What differentiates Mediware’s products from competitive offerings?
We believe the clinical focus and depth of our products differentiates our products from competitive offerings.  Clinicians at most healthcare institutions must deal with multiple software information systems and manual processes throughout the care process.  The result is reduced efficiency, increased patient safety risk and higher cost of care.   Our products address these issues with suites of applications that provide clinicians one data environment for information relating to the prescription, preparation and administration of drug and/or blood therapies.  Our product lines manage each step of the therapeutic process, including: order, fulfillment, administration and documentation.  We believe this “closed loop” process for blood and medication therapies differentiates Mediware from both the “best of breed” and monolithic, catalog vendors.  This process-centric approach extends the discipline and controls of the pharmacy and blood bank to patient units, operating room suites, and other venues where adverse events occur.
For modeling purposes what is an appropriate annual sales growth rate?  In addition what are long term margin targets?
Mediware has not made a practice of setting public annual sales growth rates or margin targets or of providing similar guidance to the markets.  However, we are very focused on setting a course and taking actions that we hope will in the future put Mediware’s annual growth rates and margins more in-line with our industry.

What will drive margins in the future?  Is it SG&A leverage or something else?
Mediware’s margins are primarily impacted by its revenue mix.  Generally, speaking, Mediware’s revenue is derived from the sale and licensing of proprietary software, third party software and hardware, and services.
During fiscal 2007, Mediware achieved record revenues resulting primarily from the sunset of its legacy blood management products and the associated sale of high margin proprietary software.  We are now assisting our customers with the implementation of that proprietary software, and we are benefiting from the revenues associated with services we are providing customers.  Consequently, in fiscal 2008 a higher percentage of our revenue has been associated with the provision of services than in fiscal 2007.  As you would expect, service revenues have lower margins than proprietary software licensing revenues and so far this year (through two quarters) our margins have been lower in fiscal 2008 than in fiscal 2007.
Additionally, our product mix is changing.  IMS provides fulfillment services to its customers (in addition to its software offerings) which generally have lower margins than our historical software sales, and our new BloodSafe™ products and hosted medication management products include more third party services and products than our historical proprietary software offerings, which will also impact margins going forward.
We currently believe our margins will remain generally consistent with our second quarter results for the remainder of fiscal 2008.
When comparing Mediware to companies such as Global Med Technologies or Cerner Corp why does Mediware have higher gross margins?
We do not have an opinion about Global Med Technologies or Cerner Corporation’s gross margins.  However, as noted in our prior answer, our margins are impacted by our revenue mix.
Please confirm the effect of cost cutting.  Is there more fat to be cut?
Mediware’s July restructuring was intended to achieve two important results.  First, we expected the restructuring to result in annual expense reductions between $1.7 and $1.9 million. During fiscal 2008, we expected savings to total approximately $1.2 million.  Through two quarters, we are on pace to achieve the anticipated fiscal 2008 savings. The second purpose of the restructuring was to promote operational best practices and efficiencies that would improve our long-term operational performance and position us to better execute on current and future growth initiatives.  We have made substantial progress on that front, and we will continue to look for cost effective ways to make Mediware more productive and efficient.
Will the unfavorable product mix that was discussed on the first quarter call offset the expected declines in operating expense from the restructuring completed in 2007?
As noted above, Mediware’s revenue mix results from the different products and services that we license and sell. As we go through different business cycles and sell different products and services our margins will be impacted.  During fiscal 2008, we expect to benefit from service revenues associated with the proprietary software sales that were completed in fiscal 2007, and those services will have an impact on margins.
As noted above, through two quarters, we are on pace to achieve the expected cost saving associated with the restructuring.
When will Biologics Management impact revenues?  What is the dollar size and growth rate of the market this product addresses?
We expect to commercially release our biologics management product, BiologiCare™ in June 2008.  In addition, we expect to announce in the coming weeks that a first hospital has committed to install this new product.  While this new product is generating excitement, the development of sales pipelines takes time as customers must work through their budget cycles.  As a result, we look for revenue growth from BiologiCare to begin in fiscal 2009.
More than 50% of our nation’s hospitals transplant non-blood biologic products.  Each of these hospitals is required to have systems or processes in place to manage these biologic products.  Therefore, we believe the market for a commercial grade software product that helps manage stem cells, organs, bones and tissues is substantial. It is our expectation that the pricing for this new product offering will be similar to or slightly less than the pricing model for our HCLL Transfusion software.

What is the growth rate of IMS?  Are margins similar to the base business?  In the first quarter call management said this acquisition was accretive from day one, is this still the case?  Please define accretive.  IMS did $3-5M for what period?  What is it supposed to do in 2008 calendar year?
Mediware has recently increased its focus on the blood supplier or donor market, which is a market that is addressed by our powerful LifeTrak® product.  This market is important because it represents the front of the blood management cycle.  In the United States, we support more than 65 blood centers and large hospital donor centers, and we believe this is a growth area for Mediware.
The products and services provided by IMS are a key component of that strategy. IMS provides donor relationship management software and services that enable blood and plasma centers to more effectively recruit, retain and maximize the donor relationship and more efficiently manage the supply chain to their hospital customers.  Therefore, we expect that IMS will contribute to Mediware through its base business, but also through its synergies with our LifeTrak® business.
As we have said, the IMS software services are provided to customers on a monthly subscription fee basis.  In other words, customers do not make an initial license fee payment.  Instead, they pay recurring fees for so long as they use the software.  The current annual run-rate for the IMS business is approximately $3.5 million.  Unfortunately, we are not yet prepared to publicly predict a growth rate on this newly acquired small business.
When we purchased the assets of IMS, we anticipated that the purchase would add to our earnings in fiscal 2008, and we continue to believe that will be true.  IMS has, to date, performed at the levels we expected, and we anticipate that will continue to be true through fiscal 2008.
What about the balance sheet? Do you have any more acquisitions in mind?  There are large blocks of stock for sale in the market place, why not buy these?
Mediware has a very strong balance sheet.  Mediware’s management and board of directors are continually working to determine how to most effectively use Mediware’s balance sheet to grow the business and improve shareholder value.  In fact, in that regard, since the beginning of this fiscal year, Mediware has acquired all of the assets of IMS and announced a stock repurchase of up to $4 million of Mediware’s common stock. We intend to continue working to grow the company and improve shareholder value.
Why DSOs of 109 days?  Please breakout by customers?
Days sales outstanding (DSO) at the end of the first quarter was 109 days.  Interestingly, our DSO during the first quarter increased primarily as a result of the payment terms in one large license agreement signed during that quarter.  In other words, our sales successes during the first quarter negatively impacted our DSO.  As a result, we did not report on DSO in our second quarter Form 10-Q because we do not believe it is the best indicator of collections or other business issues for Mediware.
We do consider other metrics in this regard that we believe are more valuable indicators of payment and other issues.  While hospital customers are notorious for paying slowly, we are comfortable with the systems we have in place and are comfortable with the quality of our receivables.
Will Mediware consider giving annual sales or eps guidance in the future?  Is management interested in additional analyst coverage?
Mediware has not made a practice of providing annual sales or eps guidance because of the current stage of our business and products and the associated challenges with providing meaningful guidance to investors.  However, we are very focused on setting a course and taking actions that we expect will make our results more predictable.  We are certainly interested in having additional analyst coverage and investor interest in our stock, and we hope that we are putting the pieces in place to add value and grow Mediware’s business.

These questions and answers contain “forward looking” statements within the meaning of the private securities litigation reform act of 1995.  These forward looking statements are not based on historical facts and involve known and unknown risks and uncertainties and other factors disclosed in our most recent annual report on Form 10-K and subsequent filings on Form 10-Q, which could cause our results to differ materially from any future results expressed or implied in this letter.  Mediware disclaims any obligation to update its forward looking statements.